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                                                                   EXHIBIT 10.44

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, made and entered into as of this 23rd day of September, 1997, by and between SAH Acquisition Corporation II, a Tennessee corporation ("Purchaser"), and Global Broadcasting Systems, Inc., a Delaware corporation ("Global"), and its wholly owned subsidiary, Global Broadcasting Systems License Corp., a Delaware corporation ("License Corp.") (Global and License Corp. are hereinafter sometimes individually and collectively referred in this Agreement to as "Debtors");

                                   WITNESSETH:

         WHEREAS, Global and License Corp. each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), case numbers 97 B 44268 (PCB) and 97 B 44269
(PCB), respectively (collectively, the "Bankruptcy Proceedings"); and

         WHEREAS, the Bankruptcy Proceedings were ordered jointly administered by order of the Bankruptcy Court dated July 24, 1997, as Case No. 97 B 44268
(PCB); and

         WHEREAS, License Corp. is the licensee and operator of television stations KCNS(TV), San Francisco, California and WRAY(TV), Wilson, North Carolina (collectively, the "Stations"), pursuant to licenses issued by the Federal Communications Commission (the "FCC"); and

         WHEREAS, Global is the owner of the rights under certain executory contracts to purchase television stations WOAC(TV), Canton, Ohio ("WOAC") and WMPC(TV), Jellico, Tennessee ("WMPC") (the "Station Contracts"); and

         WHEREAS, Purchaser wishes to acquire (a) substantially all of Debtors' assets used or useful in the operation of the Stations, and (b) the Station Contracts, and Debtors desire to sell and assign such assets, subject to and upon the terms and conditions provided in this Agreement;

         NOW, THEREFORE, in consideration of the above recitals, and the mutual promises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. CERTAIN DEFINED TERMS.

The following terms shall have the following meanings in this Agreement:

1.1 "363 Application" has the meaning set forth in Section 10.3 hereof.

1.2 "Agreement Date" means the date of this Agreement.

1.3 "Assets" means Debtor's right, title and interest in all of the tangible and intangible assets described in Section 2.2(a) hereof.

1.4 "Assumed Contracts" means the contracts, leases or agreements listed in
Schedule 2.2(a)(iii) hereof, but excludes the Executory Station Contracts.


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1.5 "Bankruptcy Code" means Chapter 11 of Title 11 of the United States Code.

1.6 "Bankruptcy Court Approval" has the meaning set forth in Section 6 hereof.

1.7 "Bankruptcy Court Order" has the meaning set forth in Section 10.3 hereof.

1.8 "Bankruptcy Proceedings" has the meaning set forth in the recitals.

1.9 "Cash Deposit" means the Initial Deposit and the Second Deposit, collectively.

1.10 "Closing" has the meaning set forth in Section 6 hereof.

1.11 "Closing Date" means the date of the Closing set forth in Section 6 hereof.

1.12 "Communications Act" means the Communications Act of 1934, as amended.

1.13 "Confidential Information" has the meaning set forth in Section 17.1 (c).

1.14 "Consents" means all of the consents, permits or approvals of government authorities and other third parties necessary to transfer the Assets to Purchaser or otherwise to consummate the transactions contemplated by this Agreement.

1.15 "Conveyance Documents" has the meaning set forth in Section 5.1 hereof.

1.16 "Debtors" means Global and License Corp., collectively and individually.

1.17 "Escrow Agent" has the meaning set forth in Section 3.1 (a) hereof.

1.18 "Executory Station Contracts" means (a) the Station Contracts, which are more fully described in Schedule 2.2(a)(viii).

1.19 "Executory Stations" has the meaning set forth in Section 8.4 hereof.

1.20 "FCC" means the Federal Communications Commission.

1.21 "FCC Consent" means actions by the FCC granting its consent to the assignment to Purchaser of the FCC Licenses of the Stations and, if applicable, the licenses, permits and authorizations issued by the FCC related to the television stations subject to the Executory Station Contracts, as the case may be, as contemplated by this Agreement.

1.22 "FCC Licenses" means all of the licenses, permits and other authorizations issued by the FCC to Debtors in connection with the conduct of the business or operation of the Stations.

1.23 "Final Order" means the written action(s), order(s) or public notice(s) issued by the FCC setting forth the FCC Consent, (a) which action(s), order(s) or notices(s) have not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which (i) no timely requests have been filed for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests, and for the FCC to review the action(s),



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order(s) or notice(s) on its own motion, has expired, or (ii) in the event of the filing of a timely request for any review, reconsideration or appeal or review by the FCC on its own motion, that does not result in the FCC Consent being vacated, reversed, stayed, enjoined, set aside, annulled or suspended, the time for further review, reconsideration or appeal has expired without the filing of any timely request for further review, reconsideration or appeal.

1.24 "Global" means Global Broadcasting Systems, Inc., a Delaware corporation.

1.25 "Indemnified Claim" has the meaning set forth in Section 15.1 (e) hereof.

1.26 "Initial Deposit" has the meaning set forth in Section 3.1(a) hereof.

1.27 "Letter of Credit" has the meaning set forth in Section 3.1(b) hereof.

1.28 "Letter of Credit Amount" means $3,963,750.

1.29 "Liabilities or Encumbrances" has the meaning set forth in Section 2.3 hereof.

1.30 "License Corp." means Global Broadcasting Systems License Corp., a Delaware corporation.

1.31 "Licenses" means all of the licenses, permits and other authorizations, including the FCC Licenses, issued to Debtors by the FCC, and any other federal, state or local governmental authorities, in connection with the conduct of the business or operation of the Stations.

1.32 "Loss" or "Losses" have the meanings set forth in Section 15.1(a) hereof.

1.33 "Personal Property" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, tapes, spare parts and other tangible personal property owned or leased by Debtors and used or useful in the conduct of the business or operation of the Stations.

1.34 "Purchase Price" means the purchase price set forth in Section 3.2(a) hereof, subject to adjustment as provided for in Section 3.2(b) hereof or as elsewhere provided for in this Agreement.

1.35 "Purchaser" means SAH Acquisition Corporation II, a Tennessee corporation.

1.36 "Purchaser Ancillary Agreements" has the meaning set forth in Section 3.5 hereof.

1.37 "Purchaser's Closing Documents" has the meaning set forth in Section 8.1 hereof.

1.38 "Public File" means that file kept by each of the Stations as required by
Section 73.3526 of the FCC Rules and Regulations.

1.39 "Representatives" has the meaning set forth in Section 17.1(a) hereof.

1.40 "SAH" means Shop at Home, Inc., a Tennessee corporation and the parent corporation of Purchaser.



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1.41 "SAH Letter Agreement" means that certain letter, dated August 15, 1997, by and between SAH and the Trustee on behalf of the Debtors.

1.42 "Second Deposit" has the meaning set forth in Section 3.1(a) hereof.

1.43 "Special Category Assumed Contracts" has the meaning set forth in Section 11 (a) hereof.

1.44 "Station Contracts" means the executory contracts to purchase WOAC(TV), Canton, Ohio and WMPC(TV), Jellico, Tennessee.

1.45 "Stations" means KCNS(TV), San Francisco, California, and WRAY(TV), Wilson, North Carolina.

1.46 "Third Party Claim" has the meaning set forth in Section 15.1(e) hereof.

1.47 "Transfer Taxes" has the meaning set forth in Section 4(a) hereof.

1.48 "Trustee" means S. James Coppersmith ("Coppersmith"), or any successor to Coppersmith, who shall be duly appointed by the Bankruptcy Court to serve as trustee of the Debtors under the Bankruptcy Code.

1.50 "WMPC" shall mean Television Station WMPC, Jellico, Tennessee.

1.51 "WOAC" shall mean Television Station WOAC, Canton, Ohio.

SECTION 2. PURCHASE OF ASSETS.

2.1 Condition Precedent. In addition to any applicable conditions under Sections 12 and 13 hereof, the obligations of Debtors and Purchaser hereunder are subject to the approval by the Bankruptcy Court of the transactions contemplated by this Agreement.

2.2      Transfer of Assets.

         (a) Included Assets. Subject to the terms and conditions set forth in this Agreement, Debtors hereby agree to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase on the Closing Date, all of the rights, title and interest of Debtors in and to the following
Assets:

         (i) The Personal Property, including those items of Personal Property listed on Schedule 2.2(a)(i);

         (ii) The Licenses listed on Schedule 2.2(a)(ii);

         (iii) The Assumed Contracts listed on Schedule 2.2(a)(iii);

         (iv) All trademarks, trade names, service marks, call signs, copyrights, jingles and privileges and all other information and all intangible assets relating to the Stations, including those listed on Schedule 2.2(a)(iv);



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         (v) All of the Debtors' proprietary information, relating to the
Stations, including technical information and data, machinery and equipment, warranties, coverage maps, computer discs and tapes, plans, diagrams, blueprints an,i schematics, including the Public File and filings with the FCC relating to the Stations;

         (vi) All choses in action and rights under warranties to the benefit of the Debtors relating to the Stations or the Assets, subject to Section 2.2(c)(v);

         (vii) All books and records relating to the business or operation of the Stations, including any executed copies of the Assumed Contracts or the Executory Station Contracts in the Debtors' possession, and all records required by the FCC to be kept, subject to the right of Debtors to have such books and records made available to Debtor prior to the Closing, as set forth in Section
17.11 hereof;

         (viii) The Executory Station Contracts listed on Schedule 2.2(a)(viii); and

         (ix) The amounts, including interest, if any, on such amounts, deposited in escrows by Debtors pursuant to the Executory Station Contract relating to WOAC in the original principal amount of $2,350,000 and the Executory Station Contract relating to WMPC in the original principal amount of $500,000.

         (b) Status of Title. All of the Assets shall be conveyed by Debtors free and clear of any and all liens, claims, encumbrances and obligations, and shall be accepted by Purchaser "AS IS" and "WHERE IS" and as provided in the Bankruptcy Court Order (as provided for in Section 10.3 and Section 12.1). Except as provided in Section 7 hereof, no representations or warranties whatsoever are made by Debtors with respect to the Assets. With the exception of the Assumed Contracts and the Executory Station Contracts, all other real estate leases, equipment leases, contracts and other instruments and obligations that bind Debtors or affect the Assets shall not be assumed by Purchaser.

         (c) Excluded Assets. Notwithstanding anything in this Agreement to the contrary, there shall not be included in the Assets, and Debtors shall retain as their properties, the following assets:

         (i) the capital stock of Debtors;

         (ii) Subject to Section 9.6, any employment, consulting or labor-related contracts, commitments, collective bargaining or union agreements or arrangements, employee benefit plans, pension plans or retirement plans and any assets or trusts or other funding arrangements relating thereto;

         (iii) any minute books, stock ownership record books and tax records relating to Debtors;

         (iv) all cash or cash equivalents or accounts receivable owned by Debtors, except as set forth in Section 2.2(a)(ix);

         (v) any claims, suits, choses in action and actions, except as expressly provided for in Section 2.2(a)(vi), including any preference, turnover or fraudulent conveyance actions;



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         (vi) any net operating losses of Debtors;

         (vii) any and all prepaid assets, employee advances, security deposits and utility deposits, except as set forth in Section 2.2(a)(ix);

         (viii) all right, title and interest of Debtors in and to any real property leases, equipment and other personal property leases, contracts and other instruments not otherwise included in the Assets to be transferred;

         (ix) all right, title and interest of Debtors in and to any property held or used by Debtors in connection with other business engaged in by Debtors, other than the operation of the Stations, including any tangible or intangible assets, contracts, leases or agreements; and

         (x) any contract, agreement or understanding of Debtors to acquire any television station, other than the Executory Station Contracts;

         (d) Operation of Stations Pending Closing. Between the Agreement Date and the Closing Date, Debtors agree to operate the Stations only in the ordinary course of business, and shall use all reasonable efforts to preserve such Stations and avoid any act which might materially adversely affect the value of the Stations, provided that Debtors (i) shall not remove, sell, transfer or otherwise dispose of any of the Personal Property forming part of the Assets to be sold hereunder or remove any such Assets from the premises where such Personal Property is located on the Agreement Date, and (ii) shall not sell or otherwise transfer any of the Assets to be acquired by Purchaser without the prior written consent of Purchaser, except in the ordinary course of the business conducted at each of the Stations, where the assets involved are either no longer used or useful or are replaced with a substantially equivalent asset.

         2.3 No Assumption of Liabilities: No Encumbrances on Assets. Except for the Assumed Contracts and the Executory Station Contracts, or as otherwise expressly provided for in this Agreement, Purchaser is not assuming any liabilities or obligations whatsoever of Debtors, whether absolute, accrued, liquidated, known or unknown, matured or unmatured, contingent or otherwise and whether due or arising before the Closing or arising or to become due on or after Closing and whether or not asserted at the time of Closing (including commissions, salaries, wages, rebates to customers, fees, medical or other liabilities or compensation to employees, rents, mortgages, expenses, accounts payable, liabilities arising under the Internal Revenue Code of 1986, as amended, or under any state or local tax law, for any tax which may become due for periods on or prior to the Closing and for all interest and penalties thereon, any liability for any obligations heretofore or hereafter incurred by Debtors for any contributions to any employment benefit plans, pension programs and other such benefit programs or arrangements), and none of the Assets shall be acquired subject to any such liens, liabilities or encumbrances (collectively, the "Liabilities or Encumbrances"). At the Closing, subject to
Section 3.2(b) and Section 6.2, Debtors shall, pursuant to Section 363(f) of the Bankruptcy Code, sell, convey and assign, transfer and deliver, and Purchaser shall purchase and assume, all of Debtors' rights, title and interest in and to all of the Assets, free and clear of all Liabilities or Encumbrances, whether absolute, accrued, contingent or otherwise and whether due or to become due and whether or not asserted at the time of Closing.

SECTION 3. PURCHASE PRICE; LETTER OF CREDIT; CERTAIN ADJUSTMENTS; GUARANTEE



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         3.1 (a) Pursuant to the SAH Letter Agreement, Shop at Home, Inc., the
Purchaser's parent company, delivered the sum of One Million ($1,000,000) Dollars to the Trustee as an initial deposit (the "Initial Deposit"), to be applied towards the acquisition of the Assets. Following the execution and delivery of this Agreement, and within five (5) days after the Bankruptcy Court Approval, Purchaser shall cause to be delivered to the Trustee the additional sum (the "Second Deposit") of Two Million Nine Hundred Sixty-Three Thousand Seven Hundred Fifty ($2,963,750) Dollars (the Initial Deposit and the Second Deposit are sometimes collectively referred to herein as the "Cash Deposit"), to be held by the Trustee, subject to and upon the terms and conditions provided for in this Agreement, for the purpose of providing liquidated damages as provided for in this Agreement. At Purchaser's election, the Cash Deposit may be held by a third party escrow agent ("Escrow Agent"), mutually acceptable to the Trustee and the Purchaser pursuant to an escrow agreement containing customary provisions acceptable to the Trustee, the Purchaser and the Escrow Agent.

         (b) In lieu of delivery of the Cash Deposit to the Trustee or the Escrow Agent, as the case may be, upon the execution and delivery of this Agreement and within five (5) days after the Bankruptcy Court Approval, Purchaser may, at its option, cause to be issued and delivered to the Trustee, an irrevocable letter of credit in favor of Debtors drawn on a bank reasonably acceptable to the Trustee with total assets of not less than $10,000,000,000 and shareholders' equity of not less than $600,000,000 available for the sum of Three Million Nine Hundred Sixty-Three Thousand Seven Hundred Fifty ($3,963,750) Dollars (the "Letter of Credit Amount") on the terms set forth in this Section
3.1 (b) (the "Letter of Credit"). Upon the delivery of the Letter of Credit, the Trustee shall return the Initial Deposit to Purchaser. The Letter of Credit shall be in substantially the form annexed hereto as Exhibit 3.1(b) and shall provide that it shall (i) be irrevocable, subject to expiration and termination as provided for in this Section 3.1(b); (ii) expire on December 31,1998, unless earlier drawn on or terminated as provided for in the Letter of Credit; (iii) be terminable by written notice of termination given to the issuing bank and signed by both Purchaser and the Trustee; (iv) be for the purpose of providing liquidated damages in the event of a default by Purchaser as provided for in this Agreement; (v) terminate immediately upon written notice of termination given to the issuing bank by the Trustee advising the issuing bank of the approval by the Bankruptcy Court of any offer or agreement to purchase the Assets made by any entity other than Purchaser, which notice shall be given pursuant to Section 10.2 hereof; (vi) be payable to Debtor upon presentation of the Letter of Credit to the issuing bank, together with a certificate signed and sworn to by the Trustee in substantially the form annexed hereto in Exhibit 3.1(b). In such certificate presented to the issuing bank with the Letter of Credit, the Trustee shall certify that Debtors have not breached any material obligations under this Agreement and that Purchaser has failed to perform one or more of its material obligations hereunder. The Letter of Credit Amount or the Cash Deposit, as the case may be, will constitute liquidated damages (and not a penalty) for such failure. Purchaser expressly acknowledges that the Letter of Credit Amount or the Cash Deposit, as the case may be, are appropriate and reasonable amounts in respect of liquidated damages.

         (c) Notwithstanding the foregoing, Purchaser may cause the requirements of Sections 3.1(a) and (b) above to be satisfied by a combination of cash and a Letter of Credit, so long as the total is Three Million Nine Hundred Sixty-Three Thousand Seven Hundred Fifty ($3,963,750) Dollars.

3.2 Purchase Price, Certain Adjustments.



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         (a) Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay to Debtors in exchange for the Assets, Fifty Two Million, Eight Hundred and Fifty Thousand ($52,850,000.00) Dollars, plus or minus the adjustments provided for in Section 3.2(b) hereof, or as elsewhere provided for in this Agreement (as such amount may be adjusted, the "Purchase Price").

         (b) Adjustments to Purchase Price for Non-Delivery of Executory Station Contracts. Notwithstanding anything contained in this Agreement to the contrary, in the event that Debtors are unable to deliver to Purchaser their rights, title and interest in the Executory Station Contract relating to Station WOAC for any reason other than Purchaser's breach of this Agreement, Purchaser shall nonetheless be obligated to purchase all of the other Assets as provided for in this Agreement, excluding any deposits with respect to Station WOAC provided for in Section 2.2(a)(ix), provided that Purchaser shall be entitled to a $3,600,000 reduction in the Purchase Price, or if the Debtors are unable to deliver to Purchaser their rights, title and interest in the Executory Station Contract for Station WMPC for any reason other than Purchaser's breach of the Agreement, Purchaser shall nonetheless be obligated to purchase all of the other Assets as provided for in this Agreement, excluding any deposits with respect to Station WMPC provided for in Section 2.2(a)(ix), provided that Purchaser shall be entitled to a $1,750,000 reduction in the Purchase Price.

         3.3 Payments on Closing Date. On the Closing Date, Purchaser shall pay to Debtors, by wire transfer of federal funds to an account at a bank designated by the Debtors, an amount equal to the Purchase Price minus the Cash Deposit.

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets and reported for federal and state tax purposes in accordance with the allocations which shall be fixed by Purchaser and Debtors after Bankruptcy Court Approval and on or before the Closing Date, provided however that if the parties fail to fix such allocations, this Agreement shall nonetheless remain binding and enforceable. None of the parties hereto shall, at any time, in any tax or information return filed with any state or federal agency or in any audit or tax proceeding, take a position that is contrary to such allocations, if made.

         3.5 Guarantee. To induce Debtors to enter into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SAH, hereby unconditionally guarantees the full and prompt payment and performance by Purchaser of each and every obligation of Purchaser arising under this Agreement or any other agreement or instrument executed by Purchaser in connection with this Agreement (the "Purchaser Ancillary Agreements"), including the obligation of the Purchaser to pay the Purchase Price to Debtors as and when due hereunder and to perform all obligations of the Debtors under the Executory Station Contracts, which shall be assigned to and assumed by Purchaser under this Agreement. Accordingly, SAH shall be jointly and severally liable with Purchaser for the performance by Purchaser of all of Purchaser's obligations under this Agreement and the Purchaser Ancillary Agreements. The obligations of SAH under this Agreement will not be affected by
(a) Debtors' failure to assert any claim or demand or to enforce any right or remedy against Purchaser under this Agreement or any of the Purchaser Ancillary Agreements; (b) any amendment, extension, renewal, rescission, waiver or modification of any of the terms or provisions of this Agreement or any of the Purchaser Ancillary Agreements; or (c) Debtors settling, releasing or compromising any claims against Purchaser under this Agreement or any of the Purchaser Ancillary Agreements in any manner, as Debtors determine.





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         3.6 Liquidated Damages for Pre-Closing Default by Purchaser. Debtors
recognize that if the Closing does not take place as a result of Purchaser's default, Debtors would be entitled to compensation, the extent of which is extremely difficult and impractical to ascertain. To avoid this problem, the parties agree that if the Trustee shall terminate this Agreement pursuant to
Section 14.3 due to a material breach of this Agreement by Purchaser, Debtors shall be entitled to receive as liquidated damages the Cash Deposit and any interest thereon or the Letter of Credit Amount, as the case may be. The parties agree that such amount (i.e. $3,963,750), and interest thereon, shall constitute liquidated damages and shall be in lieu of any other remedies to which Debtors might otherwise be entitled if the Trustee shall exercise his right to terminate this Agreement pursuant to Section 14.3. Purchaser and Debtors each acknowledge and agree that such liquidated damage amount is reasonable in light, among other things, of the anticipated harm which will be caused to the Debtors, the difficulty of proof of loss, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy.

SECTION 4. TRANSFER TAXES.

         (a) Purchaser shall pay any and all transfer taxes or charges that become due on account of the transfers of the Assets contemplated under this Agreement (including use, documentary, stamp, deed, sales, ad valorem, bulk transfer, tangible personal property, real estate and other taxes and charges) and any capital tax in connection with the transactions contemplated by this Agreement, including (i) any amounts payable to any governmental authority, entity or subdivision in the States of Ohio, New York, Tennessee, California or North Carolina in connection with any of the transactions contemplated hereunder; and (ii) any amounts payable under the law of any other jurisdiction, to the governmental authorities, entities or subdivisions in such jurisdiction (collectively, the "Transfer Taxes"). Purchaser shall indemnify the Debtors an the Trustee from and against any Losses (as hereinafter defined) which may be imposed upon, incurred, asserted or awarded against the Debtors arising from or related to Purchaser's failure to timely pay any and ail Transfer Taxes that shall become due on account of the transfer of Assets contemplated under this Agreement.

         (b) Before and after Closing, the parties shall give any notices to any governmental authorities, entities or subdivisions, make any filings, applications or submissions, execute and deliver all certificates, documents and instruments and take all other actions that may be required under applicable law to effectuate compliance with all such laws relating to Transfer Taxes and to enable Purchaser to effectuate the payment of all Transfer Taxes required to be paid in connection with the transactions contemplated under this Agreement. Such actions shall be completed by the parties in a timely manner prior to Closing and shall include any necessary or required filings of sales tax clearances and applications and sales tax exemptions, as reasonably requested by Purchaser.

SECTION 5. INSTRUMENTS OF CONVEYANCE AND CLOSING.

         5.1 Transfer of Assets. Subject to Section 3.2(b) and Section 6.2, on the Closing Date, Debtors shall transfer the Assets to Purchaser in exchange for payment of the Purchase Price. Subject to Section 3.2(b) and Section 6.2, on the Closing Date, Debtors shall execute and deliver to Purchaser all such instruments and documents (including all deeds, bills of sale or



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assignments) as shall be necessary or reasonably requested by Purchaser in order to effectuate the sale, assignment, transfer, conveyance and delivery of the Assets from Debtors to Purchaser in accordance with this Agreement (such instruments and documents, collectively, the "Conveyance Documents").

         5.2 Further Assurances. Subject to Section 3.2(b) and Section 6.2, Debtors shall on the Closing Date and from time to time thereafter at Purchaser's request, reasonably cooperate with Purchaser, take such actions and execute and deliver to Purchaser such Conveyance Documents in addition to those delivered pursuant to Section 5.1 hereof as Purchaser shall reasonably request to effectuate the transfer, conveyance and assignment of the Assets to Purchaser free and clear of any Liabilities or Encumbrances or otherwise to effectuate the terms of this Agreement. Prior to and on and after the Closing Date, the Purchaser shall take such actions as shall be reasonably requested by the Trustee to consummate the transactions contemplated by this Agreement and the Executory Station Contracts.

SECTION 6. CLOSING.

         6.1 The Closing. Subject to Section 3.2(b) and Section 6.2, the closing of the sale, transfer, assignment and delivery of the Assets and the Conveyance Documents pursuant to Section 5 hereof, the delivery of the Purchase Price pursuant to Section 3.3 hereof and the delivery of the other instruments and certificates required pursuant to this Agreement, including the delivery of the Conveyance Documents and the Purchaser Closing Documents (the "Closing"), shall take place on a day mutually agreeable to the Trustee and Purchaser no later than forty-five (45) days following the last to occur of (i) the entry of an order of the Bankruptcy Court approving the sale and assignment of the Stations to Purchaser in accordance with Sections 10.3 and 12.1 hereof (the "Bankruptcy Court Approval"), and (ii) the issuance of the FCC Consent with respect to the Stations and such consent becoming a Final Order, but in no event shall the Closing Date be later than May 1, 1998 (the date and time of the closing being referred to herein as the "Closing Date"). The Closing shall take place on the Closing Date at 10:00 a.m., New York time, at the offices of Brauner Baron Rosenzweig & Klein, LLP, 61 Broadway, New York, New York 10006 or such other place as the parties shall agree. Upon consummation of the Closing, Purchaser shall be deemed to have acquired the Assets transferred at Closing as of 12:01 a.m. on the day of the Closing.

         6.2 Multiple Closings. Notwithstanding anything contained in this Agreement to the contrary, if all conditions provided for in this Agreement for the transfer of the Stations have been met, but one or more conditions have not been met with respect to the transfer of one or both of the Executory Station Contracts, the parties shall nonetheless promptly close the sale of the Stations. As provided for in Section 6.1 above, such Closing shall take place not later than 45 days following the last to occur of (i) Bankruptcy Court Approval, and (ii) the issuance of the FCC Consent with respect to the Stations and such consent being a Final Order, but in no event later than May 1, 1998. In any such event, Section 9.2 shall apply with respect to those Executory Station Contracts which have not been transferred as of the Closing.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF DEBTOR;

         Debtors hereby make the following representations and warranties to Purchaser, which representations and warranties shall be true and correct on the Agreement Date and the Closing Date:






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         7.1 Execution and Authority. Subject to Bankruptcy Court Approval,
Debtors have all requisite power and authority to enter into, execute, deliver and perform this Agreement, the Conveyance Documents that are to be executed by Debtors and to carry out the transactions contemplated hereby and thereby.

         7.2 Authorization. Etc. Subject to Bankruptcy Court Approval, the execution, delivery and performance of this Agreement, and the Conveyance Documents that are to be executed by Debtors and the due consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Debtors. This Agreement has been duly executed and delivered by Debtors. Subject to Bankruptcy Court Approval, this Agreement, and the Conveyance Documents constitute the legal, valid and binding obligations of Debtors enforceable against Debtors in accordance with their terms, except as such enforceability and the availability of equitable remedies may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium or creditor's rights or by any similar law or by general equitable principles.

         7.3 No Violation. Subject to Bankruptcy Court Approval, neither the execution and delivery of this Agreement or the Conveyance Documents nor the consummation by Debtors of the transactions contemplated hereby or thereby will cause any default or breach of or conflict with or constitute a violation of any provision of the Certificates of Incorporation or Bylaws of Debtors.

         7.4 Rights to Properties: Encumbrances. On the Closing Date, Debtors shall transfer to Purchaser, all of Debtors' right, title and interest in and to all of the Assets, free and clear of any Liens or Encumbrances, pursuant to
Section 363(f) of the Bankruptcy Code.

         7.5 Brokers Finders, Etc. Debtors have not incurred any liability to any broker, finder or agent for any brokerage fees, finders fees or other like commissions with respect to the transactions contemplated by this Agreement.

         7.6 Absence of Certain Changes. Debtors will not between the date of this Agreement and the Closing Date without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

         (a) Make a material change in their business or operations or in the manner of conducting their business other than changes in the ordinary course of business.

         (b) Sell, transfer or convey any of their properties or assets except in the ordinary course of business and consistent with past practice.

         (c) Terminate or amend or suffer the termination or amendment of, or fail to perform in any material respect, their obligations or suffer or permit any default to exist under any of the Special Category Assumed Contracts which relate to the Stations.

         7.7 Insurance. Debtors have in effect valid, outstanding and enforceable policies of fire, liability, workmen's compensation, health, and other forms of insurance, which provide reasonably adequate coverage for the properties, assets and operations of the Debtors. Debtors will cause all such policies to remain in full force and effect through the Closing Date.

         7.8 Leases. To the best of Debtor's knowledge, Schedule 2.2(a)(iii) attached hereto contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements which relate to the Stations pursuant to which Debtors leases real or personal property from others.

         7.9 Authorizations. Debtors are the holders of the licenses or authorizations described on Schedule 2.2(a)(ii) hereto. Except as set forth in
Schedule 7.9, the Stations' licenses or authorizations issued by the FCC are now, and will be at the Closing, in good standing. To the best of Debtors' knowledge, except as set forth in Schedule 7.9, the Stations are being operated in all material respects in accordance with the terms and conditions of its licenses or authorizations and in accordance with the statutes, rules, regulations, ordinances, and resolutions of the FCC, as well as all other applicable federal, state and local governmental entities, and will be so operated as of the Closing Date. Except as set forth in Schedule 7.9, Debtors have no knowledge of any circumstance or condition, including any investigation, which might in any manner jeopardize the licenses of the Stations. Except as set forth in Schedule 7.9, there will not be on Closing Date hereunder, any unsatisfied citations issued by the FCC outstanding with respect to the Stations or their operation.

         7.10 Licenses and Permits; Compliance with Laws. Debtors hold all permits, licenses, authorizations, variances, exemptions, orders or approvals of all governmental entities which are material to the operation of the Stations as currently operated by Debtors, except as set forth in Schedule 7.9.

         7.11 Labor Relations. Except as set forth on Schedule 7.11 and Section 9.6, none of the employees employed by Debtors at the Stations are covered by or subject to any collective bargaining agreement, union contract, labor agreement or conciliation agreement.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SAH.

         Purchaser and SAH hereby make the following representations and warranties to Debtors, which representations and warranties shall be true and correct on the Agreement Date and the Closing Date:

         8.1 Corporate Organization; Good Standing. Each of Purchaser and SAH is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and each of Purchaser and SAH has the corporate power and authority to enter into this Agreement and all other agreements and instruments required to be executed by it under this Agreement (collectively, the "Purchaser's Closing Documents"), and to carry out the transactions contemplated hereby and thereby.

         8.2 Authorization, Etc. The execution, delivery and performance of the Purchasers Closing Documents by Purchaser or SAH, as the case may be, and the due consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser or SAHI. Each of the Purchaser's Closing Documents constitutes a legal, valid and binding agreement of Purchaser or SAH, as the case may be, enforceable against Purchaser or SAH in accordance with its terms, except as such enforceability and the availability of equitable remedies may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium or creditor's rights or by any similar law or by general equitable principles.

         8.3 No Violation. The execution and delivery of the Purchaser's Closing Documents and the consummation by Purchaser or SAH, as the case may be, of the transactions contemplated hereby or thereby do not and will not with or without the giving of notice or lapse of time, or both, conflict with or constitute a violation of (i) any term or provision of the Articles of Incorporation or Bylaws of Purchaser or SAH; (ii) any agreement or commitment to which Purchaser or SAH is a party or by which Purchaser or SAH is bound; (iii) any law, statute, rule, regulation or executive order to which Purchaser or SAH is subject; or
(iv) any judgment, order, writ, award or injunction or decree of any court, arbitration or administrative body applicable to Purchaser or SAH.

         8.4 Qualification To Be Licensee. Purchaser is legally, financially and otherwise qualified to be a FCC licensee of, acquire, own and operate the Stations and each of the television stations (the "Executory Stations"), covered by the Executory Station Contracts under the applicable rules, regulations and policies of the FCC, including, without limitation, the Communications Act. Neither Purchaser nor any person with an attributable ownership or positional interest (as defined by the FCC) in Purchaser, including SAH, will, at any time from the Agreement Date until after the Closing Date and until the closing under each of the Executory Station Contracts which shall be assigned to and assumed by Purchaser hereunder, take any action which would cause Purchaser to be disqualified as an FCC licensee or assignee of the Stations or the Executory Station Contracts or which would require the waiver of any applicable FCC rule or regulation with respect to this transaction, for Purchaser to be found qualified as an FCC licensee or an assignee of the Stations, the Executory Stations or the Executory Station Contracts. Purchaser has no knowledge of any fact which would, under existing law (including the Communications Act) and existing rules, regulations and practices of the FCC, disqualify Purchaser as an assignee of the Executory Station Contracts or of the FCC' Licenses held by the Stations or the Executory Stations or as owner and operator of the Stations, the Executory Stations or the Assets.

         8.5 Acknowledgment of Condition of Assets. Purchaser has been afforded the opportunity to inspect the Assets, including the Stations, and is familiar with the condition thereof including the matters described on Schedule 7.9 and
Schedule 8.5 hereto. Purchaser agrees that it is acquiring the Assets, "AS IS, WHERE IS" with all faults and in the operating condition as exists as of the Closing Date and without any warranty or representation whatsoever as to condition, profitability, merchantability or fitness for any use or purpose whatsoever, other than those specific representations and warranties of Debtors expressly provided for in Section 7 hereof, or as provided in the Bankruptcy Court Order. Purchaser further acknowledges that Debtors shall not be liable under this Agreement for any lost profits or indirect, consequential or special damages.

         8.6 Brokers, Finders, Etc. Purchaser has not incurred any liability to any broker, finder or agent for any brokerage fees, finders fees or other like commissions with respect to the transactions contemplated by this Agreement, except as provided pursuant to separate agreement, and Purchaser shall be responsible for any and all fees earned by any persons or entities under such an agreement.

SECTION 9. SPECIAL COVENANTS AND AGREEMENTS.

         9.1 FCC Consent. The assignment of each of the FCC Licenses and, if applicable, the licenses, permits and authorizations issued by the FCC related to the television stations subject to the Executory Station Contracts as contemplated by this Agreement is subject to the issuance of the FCC Consent.

         (a) As soon as commercially practicable, but in no event later than twenty (20) days after the execution and delivery of this Agreement, Purchaser and Debtors shall file with the FCC complete and accurate applications for the FCC Consent. The parties shall prosecute said applications with all reasonable diligence and otherwise use their best efforts to obtain the approval of such applications as expeditiously as practicable. Without limiting the generality of the foregoing, Debtors and Purchaser shall promptly provide such documents and other items that shall be required or requested by the FCC. Purchaser and Debtor shall each oppose any petitions to deny or other objections filed with respect to the FCC applications. If the FCC Consent imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition, unless compliance would be unduly burdensome or would have a material adverse effect upon it. If administrative or judicial reconsideration or review is sought with respect to the FCC Consent, Purchaser and Debtors shall each oppose such efforts to obtain administrative or judicial reconsideration review (but nothing herein shall be construed to limit any party's right to terminate this Agreement provided for in this Agreement, including under Section 14 hereof).

         (b) Within twenty (20) days of the execution and delivery of this Agreement, if required by law, Purchaser and Debtors shall file the requisite forms with the Federal Trade Commission pursuant to the Pre-merger Notification Requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         (c) Subject to Section 3.2(b) and Section 6.2, the transfer of the Assets pursuant to this Agreement is expressly conditioned upon (i) the grant of the FCC Consent without any conditions materially adverse to Purchaser, (ii) compliance by the parties hereto with the conditions (if any) imposed in the FCC Consent, (iii) the FCC Consent, through the passage of time or otherwise, becoming a Final Order; and (iv) Notice of Termination of the waiting period provided by Section 7A(b)(1) of the Clayton Act and Section 803.10 (B) of the Pre-merger Notification Requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable.

9.2 Agreement With Respect to Certain Executory Station Contracts.

         (a) WOAC. In the event the present licensee and operator of WOAC declines to agree to the assumption and assignment of the Executory Station Contract with respect to that station and commences any proceeding before the Bankruptcy Court, the FCC, or any other court or administrative agency with jurisdiction over the matter, requesting that Purchaser not be permitted to acquire the assets of WOAC, the Debtors ,and the Purchaser shall oppose such action and use their reasonable efforts to cause such proceeding to be determined in a manner favorable to the transfer to Purchaser. If any such proceeding is determined adversely to Debtors and Purchaser such that Debtors shall be unable to transfer WOAC to Purchaser, other than by reason of Purchaser's breach of this Agreement, Debtors shall not be required to transfer WOAC to Purchaser, and the Purchaser shall be entitled to an adjustment in the Purchase Price as provided for in Section 3.2(b). In the event the Closing occurs prior to such matter being resolved and the FCC Consent with respect to WOAC being granted, the parties shall nonetheless close the acquisition of the remaining Assets, as provided for in Section 3.2(b) and Section 6.2. Purchaser shall, however, be permitted to withhold from the Purchase Price $3,600,000 as provided for in
Section 3.2(b) hereof by depositing such funds at the Closing with a third party escrow agent acceptable to the Purchaser and the Trustee pursuant to an escrow agreement acceptable to both parties, which such funds shall be held in escrow until such time as the closing with respect to WOAC can be held. If the proceeding challenging the ability of Purchaser to acquire the assets of WOAC is not resolved prior to the Closing and the closing regarding WOAC is not held on or prior to September 30, 1998, Purchaser or the Trustee may in its discretion, upon notice to the other, terminate the acquisition of WOAC, in which case, provided Purchaser shall not have breached this Agreement, the $3,600,000 amount, plus any interest thereon, shall be resumed to Purchaser and Debtors shall be free to transfer their rights to WOAC to any third party. If following the Closing, the closing of the sale of WOAC shall not occur by reason of a breach by Purchaser of this Agreement, the escrow agent shall deliver such $3,600,000, together with any interest thereon, to the Trustee who shall be entitled to retain such funds as liquidated damages, for such breach and not as a penalty.

         (b) WMPC. In the event the present licensee and operator of WMPC declines to agree to the assumption and assignment of the Executory Station Contract with respect to that station and commences any proceeding before the Bankruptcy Court, the FCC, or any other court or administrative agency with jurisdiction over the matter, requesting that Purchaser not be permitted to acquire the assets of WMPC, the Trustee, the Debtors and the Purchaser shall oppose such action and use their reasonable efforts to cause such proceeding to be determined in a manner favorable to the transfer to Purchaser. If any such proceeding is determined adversely to Debtors and Purchaser such that Debtors shall be unable to transfer WMPC to Purchaser, other than by reason of Purchaser's breach of this Agreement, Debtors shall not be required to transfer WMPC to Purchaser, and Purchaser shall be entitled to an adjustment in the Purchase Price as provided for in Section 3.2(b). In the event the Closing occurs prior to such matter being resolved and the FCC Consent with respect to WMPC being granted, the parties shall nonetheless close the acquisition of the remaining Assets, as provided for in Section 3.2(b) and Section 6.2. Purchaser shall, however, be permitted to withhold from the Purchase Price the $1,750,000 provided for in Section 3.2(b) hereof by depositing such funds at the Closing with a third party escrow agent acceptable to the Purchaser and the Trustee pursuant to an escrow agreement acceptable to both parties, which such funds shall be held in escrow until such time as the closing with respect to WMPC can be held. If the proceeding challenging the ability of Purchaser to acquire the assets of WMPC is not resolved prior to the Closing and the closing regarding WMPC is not held on or prior to September 30, 1998, Purchaser or the Trustee may in its discretion, upon notice to the other, terminate the acquisition of WMPC, in which case, provided Purchaser shall not have breached this Agreement, the $1,750,000 amount plus any interest thereon shall be returned to Purchaser and Debtors shall be free to transfer their rights to WMPC to any third party. If following the Closing, the closing of the sale of WOAC shall not occur by reason of a breach by Purchaser of this Agreement, the escrow agent shall deliver such $1,750,000, together with any interest thereon, to the Trustee who shall be entitled to retain such funds as liquidated damages for such breach and not as a penalty.

         9.3 Control of the Stations. The operations, including the complete control and supervision of all of the Stations' programs, employees and policies, shall be the sole responsibility of Debtors until the completion of the Closing hereunder. The Time Purchase Agreement by and between Debtors and Purchaser whereby Purchaser is providing programming services to the Stations gives to Purchaser no rights to participate in the management, supervision or control of the Stations, and notwithstanding any other provision of this Agreement, Purchaser shall not, directly or indirectly, control, supervise or manage the operation of the Stations prior to the Closing.

         9.4 Taxes Fees and Expenses. All filing fees required by the FCC and the Federal Trade Commission shall be paid by Purchaser. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

         9.5 Cooperation. Purchaser and Debtors shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Purchaser and Debtors shall execute such other documents as may be necessary or desirable to implement and consummate this Agreement and the transactions contemplated hereby and shall otherwise use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

         9.6 Collective Bargaining Agreement. KCNS is a party to a collective bargaining agreement dated May 11, 1994 with the National Association of Broadcast Employees and Technicians, The Broadcasting and Cable Television Workers Sector of the Communications Workers of America, AFL-CIO (the "Union") covering or relating to some of the employees of KCNS. Such agreement has been extended until October 27, 1997. The parties agree that the Debtors shall have the right to modify, terminate or further extend such agreement, but in no event shall any such extension be for more than 30 days after the Closing. Purchaser acknowledges that the Debtors have provided Purchaser with copies of such agreement including any amendments or extensions thereof. Purchaser agrees that after the Closing it shall honor any obligations to the Union imposed by applicable law.

SECTION 10. CERTAIN PRE-CLOSING MATTERS; FINANCIAL VIABILITY OF PURCHASER.

         10.1 Pre-Closing Matters. Debtors hereby agree that, from and after the Agreement Date hereof to and including the Closing Date, except as otherwise consented to or approved by Purchaser in writing:

         (a) Access. Subject to Section 17.1, Debtors shall afford to the officers and authorized representatives of Purchaser, to the attorneys and auditors for Purchaser and to representatives of any lenders, banks or other entities that consider providing financing in connection with the transactions contemplated hereunder, reasonable access to all properties, offices, facilities, books and records in its possession or under its control to the extent relating to the Assets and a reasonable opportunity to make such reasonable investigations as Purchaser shall desire to make of Debtors' Assets, upon reasonable notice and during normal business hours and without undue disruption of Debtors' business, provided however, that prior to such access, if requested by the Trustee, any such person shall agree to the provisions of
Section 17.1 hereof.

         (b) Ordinary Course. Debtors shall operate the Stations only in the ordinary course of business consistent with Debtors' current practice and shall use all reasonable efforts to preserve and maintain the Assets intact.

         10.2 Other Offers. The transactions contemplated herein and the Bankruptcy Court Approval shall be subject to higher or better offers made at the Bankruptcy Court Hearing (defined below). The parties acknowledge and agree that pursuant to the motion for approval of this Agreement to be made by the Trustee, the Court shall establish bidding procedures (the "Bidding Procedures"), to be carried out in connection with the hearing on approval of this Agreement which the Trustee and the Purchaser agree to accept and be bound by. Except as may otherwise be provided for in the Bidding Procedures, Debtors shall not entertain any such offer unless the entity making such offer (a) presents a certified check or bank check, letter of credit or other cash equivalent in the amount of seven and one-half percent (7 1/2%) of the purchase price, which amount shall serve as a good faith deposit against payment of the purchase price by such entity, and (b) agrees that in the event of such entity's failure to perform any obligation under its purchase agreement with Debtors, which failure results in a failure to close the transactions contemplated by such purchase agreement, such entity shall forfeit to Debtors the full amount of such good faith deposit. If a higher or better offer is made and approved by the Bankruptcy Court, Debtors shall immediately return the Cash Deposit, plus any interest thereon, to Purchaser, or if the Purchaser delivered the Letter of Credit in lieu of the Cash Deposit, the Trustee and the Purchaser shall immediately execute and deliver written notice to the issuer of the Letter of Credit confirming the termination of the Letter of Credit, and, provided such sale includes the Stations, Debtors shall immediately pay $750,000 from the cash proceeds of such sale to Purchaser as liquidated damages to Purchaser, and up to $400,000 as reimbursement for Purchaser's cost and expense of due diligence, negotiating and pursuing the transactions contemplated hereby including the fees and expenses of its attorneys, accountants, consultants, advisors, and agents in connection therewith. Debtors expressly acknowledge that such amount is appropriate given the difficulty of measuring Purchaser's damages under the circumstances. Such payment of up to $1,150,000 shall be made by Debtors to Purchaser by certified check or wire transfer upon the closing of such sale to an entity other than Purchaser. The obligation to make such payment shall be first priority administrative expense under Section 503(b) of the Bankruptcy Code. If a higher or better offer is made, the Debtors shall not agree to such offer unless the offer is accompanied with an escrow deposit in an amount which will be sufficient to pay the payment to Purchaser of $750,000 and up to $400,000. The payment shall then be made to the Purchaser from the proceeds of such sale upon Closing, or from the forfeiture of the escrow deposit if such sale does not close. Notwithstanding anything contained in this Agreement to the contrary, in the event of any conflict or variance between the Bidding Procedures and any provision of this Agreement including this Section 10.2 or
Section 10.3, the Bidding Procedures shall prevail and control.

         10.3 Bankruptcy Court Consents and Orders. Subject to the terms and conditions of this Agreement, within ten (10) days after the execution and delivery of this Agreement, Debtors shall at their own expense move the Bankruptcy Court for a hearing (the "Bankruptcy Court Hearing"), pursuant to
Section 363 of the Bankruptcy Code, in accordance with the Federal Bankruptcy Rules, for an order authorizing and directing, pursuant to Section 363 of the Bankruptcy Code, the sale of the Assets to Purchaser as provided for in this Agreement and authorizing and directing the other transactions provided for herein, including, but not limited to, authorizing, pursuant to Section 365 of the Bankruptcy Code, Debtors to assume and assign the Assumed Contracts and the Executory Station Contracts (such application, the "363 Application")

(such order, as the same may be modified to reflect the elimination of one or more of the Executory Station Contracts or otherwise as provided for in Section
12.1 below, the "Bankruptcy Court Order"); provided, however, that the Bankruptcy Court Order shall provide that the assumption and assignment of each respective Executory Station Contract, although approved and authorized, shall not be effective until the closing of the transactions, including the sale of the television station and other Assets, contemplated by each such Executory Station Contract. The Bankruptcy Court Order shall provide, among other terms consistent with this Agreement, that any Liabilities or Encumbrances relating to the Assets will, pursuant to Section 363 of the Bankruptcy Code, attach to the proceeds of the sale of such Assets contemplated hereunder. Debtors shall provide to Purchaser copies of any pleadings, memoranda, briefs, notices, motions or other papers or documents of any kind relating to the Assets that are to be filed with or submitted to the Bankruptcy Court or any other body or tribunal after the Agreement Date and within five (5) days prior to Closing. All such papers and documents shall be provided to Purchaser no later than the time of their filing. Debtors shall provide to Purchaser copies of all orders, decrees, awards and decisions relating to the Assets that may be rendered or issued by the Bankruptcy Court or any other tribunal or body after the Agreement Date and prior to Closing, which copies shall be provided to Purchaser promptly after each such order, decree, award or decision is issued or rendered.

         10.4 Financial Viability of Purchaser. Purchaser shall use its best efforts to deliver to the Bankruptcy Court at the Bankruptcy Court Hearing, evidence reasonably satisfactory to the Bankruptcy Court which shall demonstrate that Purchaser has and shall have the ability to perform all of its obligations under this Agreement and the Executory Station Contracts, including the financial ability to pay the Purchase Price for the Assets and perform all of Debtors' obligations under each of the Executory Station Contracts, including the obligation to pay the purchase price for the television stations and other assets or liabilities provided for in the Executory Station Contracts. Notwithstanding anything contained in this Section 10.4 to the contrary, at the Closing, Purchaser shall be obligated to deliver the Purchase Price in cash and such obligation is not in any way conditioned upon Purchaser obtaining financing.

SECTION 11. THE ASSUMED CONTRACTS, SPECIAL CATEGORY ASSUMED CONTRACTS AND EXECUTORY STATION CONTRACTS.

         (a) Following the Bankruptcy Court Approval, Purchaser shall take any and all actions reasonably requested by Debtors or as otherwise required by the Bankruptcy Court, necessary for Debtors to assign to Purchaser, and for Purchaser to assume, all Debtors' right, title and interest in and obligations under the Assumed Contracts described on Schedule 11 (a) (the "Special Category Assumed Contracts") and the Executory Station Contracts, including, taking such actions and paying any amounts that Debtors may be required to take or pay to cure any and all defaults by Debtors thereunder, which payment(s), if any, shall result in a downward adjustment to the Purchase Price. All such amounts which are required to be paid or delivered prior to the Closing, shall be delivered to the Trustee to be held in escrow, except that the Trustee shall be entitled to use any of such funds to cure any such default as provided for in the Bankruptcy Court Order.

         (b) Following the Bankruptcy Court Approval, Purchaser, at its own cost and expense, shall take any and all actions reasonably requested by Debtors or as otherwise required by the Court, necessary to assign to Purchaser, and for Purchaser to assume, all Debtors' right, title and interest in and obligations under the Assumed Contracts other than the Special Category Assumed Contracts, provided, however, notwithstanding anything contained in this Agreement to the contrary, if Debtors are required to make any payments or otherwise incur any further liability or expense in order to assign to Purchaser any such Assumed Contract, Debtors may, in their sole discretion, reject such Assumed Contract and not assign it to Purchaser, unless Purchaser agrees to make any such required payments. In no event shall there be any downward adjustment of the Purchase Price for any such Assumed Contract rejected by Debtors, or payments made by Purchaser, pursuant to this Section 11(b).

         (c) Notwithstanding anything contained in this Agreement to the contrary, Purchaser agrees to defend, indemnify and hold harmless Debtors and the Trustee, from and against any and all Losses (as hereinafter defined), relating to or arising from Purchaser's breach under any of the Executory Station Contracts that are assigned to Purchaser pursuant to the Bankruptcy Court Order that shall be imposed upon, incurred by, or asserted or awarded against Debtors or the Trustee.

SECTION 12. CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

         Subject to Section 3.2(b) and Section 6.2, each and every obligation of Debtors and Purchaser under this Agreement to be performed at or before the Closing Date shall be subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

         12.1 Bankruptcy Court Approval. The Bankruptcy Court shall find that
(i) Purchaser is a good faith bona fide purchaser within the meaning of Section 363(m) of the Bankruptcy Code, (ii) the consideration to be paid by Purchaser to Debtors pursuant to this Agreement is fair and reasonable, (iii) there are exigent business reasons to sell and assign the Assets to Purchaser and such sale and assignment are in the best interest of Debtor, and their creditors, and
(iv) the notice provided with respect to the proposed sale to Purchaser i; sufficient under the circumstances of the Bankruptcy Proceedings. Contemporaneously with such finding, the Bankruptcy Court shall enter such orders as may be necessary or desirable (A) to approve this Agreement (including, subject to Section 3.2(b) and Section 11(b) hereof, an order authorizing upon the Closing, the assumption and assignment, pursuant to Section 365 of the Bankruptcy Code, of the Executory Station Contracts, the Assumed Contracts, if any, and any and all other executory contracts included in the Assets, by Debtors to Purchaser), except that the assumption and assignment of each respective Executory Station Contract shall not be effective until the completion of the closing under each such Executory Station Contract, subject to
Section 3.2(b), Section 6.2 and Section 11 (b) hereof, (B) to authorize Debtors to perform their obligations hereunder so as to immediately consummate the transactions provided for herein in accordance with this Agreement upon the entering of such orders, and (C) to retain jurisdiction over Debtors, Purchaser, and the subject matter of this Agreement to issue and enter such further orders and to grant such relief as may be necessary to effectuate the transfer of all Assets and the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, if the Bankruptcy Court shall approve this Agreement and the transfer of the Assets insofar as it relates to the Stations, but shall not issue an order providing for the assignment and assumption of one or more of the Executory Station Contracts, this Agreement shall nonetheless be deemed approved and the Bankruptcy Court Approval shall be deemed issued and the parties shall proceed with the sale of the remaining Assets, (excluding any of the Executory Station Contracts, the assignment and assumption of which was not approved), subject to an adjustment, if any, to the Purchase Price provided for in Section 3.2(b) and the Debtors shall be free to transfer same to any third party.

12.2 FCC Consents. The FCC Consent(s) shall be a Final Order(s).

12.3 Litigation. No stay of any court shall be in effect that prohibits the consummation or effectuation of any of the transactions contemplated herein.

12.4 Other Conditions. All conditions provided for in Sections 9, 10.3 and 13 hereof.

SECTION 13. CONDITIONS TO PURCHASER'S OBLIGATIONS; CONDITIONS TO DEBTORS' OBLIGATIONS.

         13.1 Conditions to Purchases Obligations. Subject to Section 3.2(b) and
Section 6.2, each and every obligation of Purchaser under this Agreement to be performed at or before the Closing Date shall be subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

         (a) Conveyance Documents. Debtors shall have executed and delivered to Purchaser the Conveyance Documents in form and substance reasonably satisfactory to Purchaser and its counsel.

         (b) Performance of Agreement. The representations and warranties of Debtors contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; Debtors shall have performed or complied with ail agreements and covenants required by this Agreement to be performed by Debtors prior to the Closing Date or at the Closing; and Debtors shall have delivered to Purchaser a certificate, executed and dated as of the Closing Date, certifying that the foregoing conditions are satisfied.

         13.2 Conditions to Debtors' Obligations. Subject to Section 3.2(b) and
Section 6.2, each and every obligation of Debtors under this Agreement to be performed at or before the Closing Date shall be subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

         (a) Performance of Agreement. The representations and warranties of Purchaser and SAH, as the case may be, contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; Purchaser and SAH (as the case may be) shall have performed or complied with all agreements and covenants required by this Agreement to be performed by Purchaser or SAH, prior to the Closing Date or at the Closing; and Purchaser and SAH shall have delivered to Debtors a certificate, executed and dated the Closing Date, certifying that the foregoing conditions are satisfied.

         (b) Purchaser Closing Documents. Debtors and SAH shall have executed and delivered to the Trustee the Purchaser Closing Documents in form and substance reasonably satisfactory to the Trustee and his counsel.

         (c) Authorization. Purchaser and SAH shall each have delivered to Debtors certified copies of resolutions adopted by their respective Boards of directors and shareholders authorizing the execution, delivery and performance of this Agreement, the Purchaser Ancillary Agreements and the Purchaser Closing Documents, to which each is a party, and the consummation of the transactions contemplated hereby and thereby.

SECTION 14. TERMINATION.

         14.1 This Agreement may be terminated and the purchase and sale contemplated herein may be terminated and abandoned:

         (a) prior to or subsequent to Bankruptcy Court Approval by mutual consent in writing of the parties hereto;

         (b) by Purchaser or the Trustee if the Bankruptcy Court Approval shall not have been entered on or before December 1, 1997, other than by reason of the terminating party's failure to comply with any of its obligations under this Agreement;

         (c) by Purchaser or the Trustee if the FCC Consent with respect to the Stations shall not have become a Final Order on or before March 15, 1998, other than by reason of the terminating party's failure to comply with any of its obligations under this Agreement;

         (d) by Purchaser or the Trustee if the Application for FCC Consent with respect to the Stations shall be set for hearing for any reason;

         (e) by Purchaser or the Trustee if the Closing with respect to the Stations shall not have occurred on or before May 1, 1998, other than by reason of the terminating party's failure to comply with any of its obligations under this Agreement; or

         (f) by the Trustee, as elsewhere provided for in this Agreement.

         14.2 In the event of any termination or abandonment referred to in
Section 14.1, no party hereto (or any of its stockholders, directors or officers or the Trustee) shall have any liability or further obligation to any other party to this Agreement, except that (i) subject to Sections 14.2(ii) and 14.3, the Trustee shall return to Purchaser the Cash Deposit, and any interest earned thereon, or if the Letter of Credit was delivered by Purchaser, the Trustee and Purchaser shall terminate the Letter of Credit as provided for in Section 3.1(b), and the Trustee shall reimburse Purchaser for any amounts advanced under Section 11(a) to cure defaults on the Special Category Assumed Contracts or the Executory Station Contracts; (ii) nothing herein will relieve any party from liability for any breach of this Agreement; and (iii) Section 15 hereof shall remain in full force and effect. If the Bankruptcy Court fails to approve the transaction contemplated by this Agreement due to higher or better offers,
Section 10.2 shall govern.

         14.3 Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the purchase and sale of the Assets contemplated herein may be terminated and abandoned at the option of the Trustee if there shall be a material breach by Purchaser or SAH of any of its obligations hereunder or a material breach of any of the representations and warranties made by Purchaser or SAH herein. In the event of any such breach by Purchaser or SAH, the Trustee may terminate this Agreement by the Trustee's giving written notice of such termination in accordance with this Section 14.3; provided, however, that such notice shall not become effective unless the Purchaser or SAH fails to cure such default within thirty (30) days after such notice. Upon the effective date of termination in accordance with this Section 14.3, the Trustee shall be entitled to retain the Cash Deposit plus any interest earned thereon, or if the Letter of Credit was delivered by Purchaser in lieu of the Cash Deposit, the Trustee shall be entitled to draw down on the Letter of Credit, as the case may be, as liquidated damages (and not as a penalty) for such breach of Purchaser, which shall be Debtors' sole remedy for any such termination of this Agreement which is caused by Purchaser's breach of this Agreement. Purchaser expressly acknowledges that payment of such amount(s) to Debtors upon such breach by Purchaser constitute liquidated damages and is an appropriate and reasonable amount of liquidated damages.

         14.4 Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the purchase and sale of the Assets contemplated herein may be terminated and abandoned at the option of the Purchaser if there shall be a material breach by the Trustee or Debtors of any of their obligations hereunder or a material breach of any of the representations and warranties made by the Trustee and Debtors herein. In the event of any such breach by the Trustee or Debtors, the Purchaser may terminate this Agreement by the Purchaser's giving written notice of such termination in accordance with this Section 14.4; provided, however, that such notice shall not become effective unless the Trustee and Debtors fail to cure such default within thirty (30) days after such notice.

SECTION 15. CERTAIN OBLIGATIONS AFTER CLOSING.

15.1     Indemnification of the Trustee and Debtor.

         (a) Indemnification of the Trustee. Purchaser and SAH hereby agree, jointly and severally, to defend, indemnify and hold harmless the Trustee, from and against any and all losses, claims, fees, judgments, expenses, taxes, interest, penalties, damages, deficiencies, liabilities, obligations, suits, proceedings or actions (including reasonable fees and disbursements of attorneys and expert witnesses) of any kind or nature relating to this Agreement, any of the Assets, or the transactions contemplated hereby, that shall after Closing be imposed upon, incurred by or asserted or awarded against the Trustee, arising from or related to: (i) any occurrence, condition or matter relating to pollution, hazardous waste, hazardous materials or the environment or any applicable law relating thereto; (ii) any liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.2101 et seq., and any regulations promulgated thereunder or any other like federal, state or local law; or (iii) Purchaser's failure to timely pay any and all Transfer Taxes as required by this Agreement (any such loss, claim, judgment, penalty, fee, cost, expense, damages, taxes, interest, deficiency or liability, a "Loss" or collectively "Losses").

         (b) Indemnification of Debtors and the Trustee. Purchaser and SAH agree, jointly and severally, to defend, indemnify and hold harmless Debtors and the Trustee from and against any and all Losses of any kind or nature that shall be imposed upon, incurred or asserted or made against Debtors or the Trustee, arising out of or in connection with (a) any inaccuracy in any representation or any breach of any warranty, covenant or agreement made by Purchaser in this Agreement or any agreement executed by Purchaser in connection herewith, (b) the performance by Purchaser after the Closing of Debtors' obligations under the Executory Station Contracts or the Assumed Contracts; or (c) the ownership or operation after the Closing of the Stations or the television stations and other assets or liabilities acquired by Purchaser pursuant to the Executory Station Contracts.

         (c) To the extent proceeds of insurance have been paid to the Trustee with respect to any matter subject to indemnification under this Section 15.1, any and all Losses otherwise payable to Debtors or the Trustee, as the case may be, shall be reduced by the amount of such insurance recovery; provided, that, in the event that any matter is or may be covered by insurance but the proceeds of such insurance have not been paid as of the date on which any Losses have been incurred by Debtors or the Trustee, Purchaser shall pay the Trustee the amount of such Losses and the Trustee shall assign to Purchaser all of its rights, title and interest in and to the proceeds of such insurance to the extent of the Losses so paid.

         (d) Notwithstanding anything to the contrary contained in this Agreement, Purchaser and SAH shall not be required to indemnify, defend or hold harmless the Trustee under Section 15.1(a) for any Losses which are directly caused by the willful misconduct or gross negligence of the Trustee.

         (e) If the Trustee believes that he or the Debtors have suffered or incurred any Losses in respect of which the Trustee proposes to demand indemnification pursuant to this Agreement on behalf of Debtors or the Trustee (an "Indemnified Claim"), the Trustee shall so notify Purchaser promptly in writing describing such Indemnified Claim, the amount thereof, if known, and the method of computation of such Indemnified Claim, all with particularity. If any action or law or suit in equity or administrative action is instituted by or against a third party (a "Third Party Claim") with respect to which the Trustee hereunder intends to claim any Loss as an Indemnified Claim under this Agreement on behalf of Debtors or the Trustee, the Trustee shall promptly notify Purchaser of such action or suit.

         (f) If a Third Party Claim is made, Purchaser shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by Purchaser; provided such counsel is not reasonably objected to by the Trustee; and the Trustee shall make available to Purchaser any litigation pleadings, documents and other papers and any official correspondence with judicial or governmental authorities with respect thereto. If Purchaser elects to assume the defense of a Third Party Claim, Purchaser shall promptly notify the Trustee of such election and the Trustee shall (i) cooperate in all reasonable respects with Purchaser in connection with such defense, and (ii) subject to any required approval of the Bankruptcy Court, agree to any settlement, compromise or discharge of a Third Party Claim that Purchaser may reasonably recommend and that releases the Trustee or Debtors, as the case may be, in connection with such Third Party Claim, provided that in no event shall the Trustee or Debtors be required to plead guilty to any crime or violation of law. In the event Purchaser shall assume the defense of any Third Party Claim, the Trustee and/or Debtors, as the case may be, shall be entitled to participate in (but not control) such defense with its own counsel. Such counsel shall be employed at the expense of Debtors unless (A) the employment of such counsel has been specifically authorized in writing by Purchaser, or (B) the named parties to any such action (including any impleaded parties) include the Trustee, Debtors and Purchaser or any affiliate of Purchaser including SAH and the Trustee shall have been advised by his counsel that a conflict of interest between Purchaser or any affiliate of Purchaser including SAH and the Trustee or Debtors will arise or is likely to arise and that for this reason it is not desirable for the same counsel to represent both Purchaser and the Trustee or Debtors (in which case Purchaser shall not have the right to assume the defense of such action on behalf of the Trustee). If Purchaser does not assume the defense of any such Third Party Claim, the Trustee may defend the same in such manner as he may deem appropriate.

SECTION 16. LOSS OR DAMAGE.

         Notwithstanding anything contained in this Agreement to the contrary, any loss or damage to the Assets, due to fire or other casualty shall not give the Purchaser any right to terminate this Agreement, refuse to dose, or to delay the Closing. Debtors shall, however, at their option, apply any proceeds of insurance received by Debtors in respect of any such loss towards the repair or remedy of any such condition, or Debtors shall deliver any proceeds of such insurance to Purchaser, who shall utilize such proceeds to repair or remedy any such condition. Notwithstanding anything contained in this Agreement to the contrary, Debtors sole obligation in respect of any such loss or damage shall be to utilize or deliver the insurance proceeds, if any, in the manner provided for in this Section 16 and the Debtors shall not have any obligation to incur any cost or make any expenditure in excess of such insurance proceeds to repair or remedy any such condition. Notwithstanding the foregoing, if any such loss shall occur prior to Bankruptcy Court Approval and the Court shall determine that a third party other than Purchaser shall have delivered a higher or better offer for the Assets, Purchaser shall not have any further responsibility pursuant to this Agreement in respect of any such loss or any rights to the proceeds of such insurance.

SECTION 17. MISCELLANEOUS.

17.1     Confidentiality.

         (a) From the date hereof until the Closing Date, each party hereto shall hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other applicable law) all "Confidential Information" (as defined below) and will not use the same in any way detrimental to the party from whom such Confidential Information was obtained and will not disclose such Confidential Information to any third party except after reasonable prior notice to such other party hereto
(i) in connection with any proceedings regarding Debtors before the Bankruptcy Court, (ii) in connection with obtaining Consents and waivers required in connection with this Agreement, (iii) as may otherwise reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, and (iv) to the directors, officers, employees and agents of either party and representatives of the attorneys and accountants of either party and/or financial institutions or other entities that are considering providing or assisting Purchaser in obtaining financing for the acquisition hereunder (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information for the purpose of evaluating or assisting a party hereto in evaluating the transactions contemplated herein (it being agreed that the Representatives will be informed of the confidential nature of the Confidential Information and will agree in writing to be bound and shall be caused by each party hereto to be bound by this Agreement and not to disclose the Confidential Information). Each party hereto shall be responsible for any breach of this Agreement by its Representatives.

         (b) If a party, or any of its Representatives, are legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or, in the opinion of its counsel, by other applicable law to disclose any of the Confidential Information, such entity shall provide the other party hereto with prompt prior written notice of such legal requirement so that such party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.

         (c) As used herein, "Confidential Information" shall mean any and all information obtained by Debtors regarding Purchaser, and any information obtained by Purchaser or SAH or any of their Representatives regarding Debtors including any information regarding the Assets, information regarding prices, costs or employees and any other information relating to Debtors. The term "Confidential Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the party receiving the information hereunder or its Representatives), (ii) was available to the receiving party on a non-confidential basis on the date of receipt thereof from a source other than the disclosing party, its advisors or any person bound by a confidentiality agreement with the disclosing party, or
(iii) has been independently acquired or developed by the receiving party without violating any of its obligations under this Agreement.

         (d) Any breach or threatened breach by any party of any provision of this Section 17.1 shall entitle the party, in addition to any other remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach, and each party hereby consents to the entry of such a decree or order.

         17.2 Waiver of Conditions. No waiver of any provision of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of any such party, unless such waiver is made by a writing executed by such party and delivered to the other parties, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party to this Agreement.

         17.3 Amendment and Modification. The terms or conditions of this Agreement may be altered, modified or amended by an instrument in writing executed by all of the parties hereto.

17.4 NOTICES.

         (a) All notices, requests, demands or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties):

         (i)      if to Debtors or the Trustee, addressed to:

S. James Coppersmith
1740 Broadway, 17th Floor
New York, New York 10019
Telecopy No. (617) 824-8511

with a copy to:

Cara Ebert Cameron, P.A.
3101 North Federal Highway
Suite 601
Fort Lauderdale, Florida 33306-104:2
Telecopy No. (954) 565-1311

and a copy to:

Brauner Baron Rosenzweig & Klein, LLP
61 Broadway, 18 Floor
New York, New York 10006
Attention: Alan Nisselson, Esq.
Telecopy No. (212) 797-9161

         (ii)     if to Purchaser or SAH, addressed to:

Kent E. Little, President and CEO
Shop at Home, Inc.
102 Woodmont Boulevard
Suites 200-228
Nashville, TN 37205
Telecopy No. (615) 345-0256

with a copy to:

Charles W. Bone, Esq.
Wyatt, Tarrant & Combs
1500 Nashville City Center
Nashville, Tennessee 37219
Telecopy No. (615) 256-1726

         17.5 Counterparts. This Agreement may be executed simultaneously in two or more facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.6 Headings. The headings of sections herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect the meaning of any of the provisions hereof.

         17.7 Assignment and Binding Effect. Neither Purchaser nor Debtors nor SAH shall transfer, convey or otherwise assign this Agreement or any of its rights or obligations hereunder without the prior written consent of all of the other parties hereto provided that any assigning party shall, in any permitted transfer or assignment after the Closing, remain primarily liable for its obligations hereunder and shall obtain from any such transferee or assignee written consent to be bound by the terms of this Agreement. Any such transfer or assignment not in accordance with the provisions of this Section 17.7 shall be void and of no effect. This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, Debtors, Purchaser, SAH and their respective successors and permitted assigns.

         17.8 Entire Agreement. This Agreement, including the Exhibits and other documents and instruments referred to herein that form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the SAH Letter Agreement.

         17.9 Applicable Law. Interpretation and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York applicable to contracts negotiated, entered into and to be performed solely in that State, without regard to the choice or conflicts of law principles of such State and, to the extent applicable, by and in accordance with the Bankruptcy Code. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision. As used in this Agreement unless the context otherwise requires (i) the word "including" shall mean "including but not limited to", and (ii) the word "or" shall mean and include "and/or". During the pendency of the Bankruptcy Proceedings, the Bankruptcy Court shall have jurisdiction over the parties hereto including SAH and over any disputes, claims or matters relating to or arising in connection with this Agreement. After the termination of such Bankruptcy Proceedings, the state and federal courts located in the County of New York, State of New York, shall have jurisdiction over the parties hereto including SAH and over any disputes, claims, suits, proceedings or actions relating to or arising in connection herewith. The parties hereto consent to the jurisdiction of the Bankruptcy Court and such other courts pursuant to this
Section 17.9.

         17.10 Third Party Beneficiaries. Except as provided in Section 17.7 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation other than the parties hereto, and their heirs, personal representatives, successors, administrators or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or shall result in their being deemed a third party beneficiary of this Agreement.

         17.11 Retention of Records: Access. Debtors shall be permitted to retain copies of all financial and business records necessary to file its tax returns, after delivery of all originals of such records to Purchaser pursuant to Sections 2 and 5 of this Agreement. Debtors and Purchaser shall each provide reasonable access on reasonable notice by the other party to any records conveyed to or retained by Debtors or Purchaser that may be necessary for the other party to complete its tax returns or to respond to any other judicial or administrative inquiry including, insider transfers, conveyances within one year and preferences, and the matters referred to in Section 2.2(a)(vii) hereof. At the Closing, Debtors shall deliver to Purchaser copies of all records necessary to show the tax basis for depreciation of any Assets that are subject to depreciation.

         17.12 Survival. The representations, warranties and covenants made by the parties hereto shall survive the Closing and the completion of the Closing under each of the Executory Station Contracts, except as provided in this
Section 17.12. The provisions of Sections 2.3, 3.1, 3.4, 3.5, 4, 5, 8, 9.2, 9.5,
11(c), 14, 15, 16 and 17 shall survive the Closing hereunder and the closing of each of the Executory Station Contracts. The provisions of Sections 3.1, 3.5, 3.6,

4, 8, 9.4, 10.3, 11(c), 14, 15, 16 and 17 shall survive any termination of this Agreement. The representations and warranties contained in Sections 7.6, 7.7, 7.8, 7.9, 7.10 and 7.11 shall terminate on the Closing Date. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, neither Debtors nor Purchaser shall have any recourse, claim or remedy against the Trustee personally for any damages or monetary relief for any breach, default or misrepresentation in connection with any representations, warranties or covenants under this Agreement.

         17.13 Severability. If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, then the unenforceable, invalid or conflicting part shall be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and the unenforceable, invalid or conflicting part. Notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

         17.14 Adjustments. All adjustments customary in asset acquisitions of this type, including real estate taxes, personal property taxes, rents, security deposits, customer pre-payments, electricity, fuel and employee compensations (including vacation accruals) if relating to a period before and after the Closing Date shall be apportioned between Debtors' estates and the Purchaser according to the number of days in the period covered thereby which occurred prior to and including the Closing Date and subsequent to the Closing Date. The Trustee shall provide to the Purchaser, prior to the Closing Date or as promptly as practicable thereafter, the adjustments and accruals, subject to verification by Purchaser.

         17.15 Time of the Essence. The parties acknowledge and agree that all dates including times for performance or notices or otherwise shall deemed to be TIME OF THE ESSENCE.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

SELLERS:

GLOBAL BROADCASTING SYSTEMS,
INC.

By:    /s/ S. James Coppersmith, Trustee
       ----------------------------------

GLOBAL BROADCASTING SYSTEMS
LICENSE CORP.

By:    /s/ S. James Coppersmith, Trustee
       ----------------------------------



PURCHASER:

SAH ACQUISITION CORPORATION II

By:    /s/ Kent E. Lillie
       ----------------------------------
         President

SAH:

SHOP AT HOME, INC.

By:    /s/ Kent E. Lillie
       ----------------------------------
         President